Form 10KSB, Exhibit 13
period 2002-12-31
AXCESS INC/TX
filed 2003-04-15
CIK 710597

EXHIBIT 13.3

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CHARTER

AXCESS International, Inc. (formerly AXCESS Inc.), a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the Office of the Secretary of State on the Thirteenth day of November, 1982, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.              The name of this corporation is AXCESS International, Inc. (formerly AXCESS Inc.).

2.              Its registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, County of New Castle (19801).  The name of its registered agent is Corporation Trust Company.

3.             This renewal and revival of the charter of the corporation is to be perpetual.

4.              This corporation was duly organized and carried on the business authorized by its charter until the first day of March, 2002, at which time its charter became inoperative and void for non-payment of taxes.

5.              This certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

                                IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the Delaware General Corporation Law, as amended, providing for the renewal, extension and restoration of charters, the undersigned duly authorized officer of AXCESS International, Inc. (formerly AXCESS Inc.) has set his hand to this Certificate of Renewal and Revival this 10th day of April, 2003.

By:	/S/ ALLAN L. FRANK
Name:	Allan Frank
Title:	Vice President, Chief Financial Officer and Secretary